Exhibit 5.4

São Paulo, March 12, 2024
TO:
Kinross Gold Corporation 25 York Street, 17th Floor Toronto, Ontario, Canada M5J2V5
REF:
Kinross Brasil Mineração S.A.

Ladies and Gentlemen:

1.            We have been requested to give our legal opinion, acting as Brazilian counsel to Kinross Brasil Mineração S.A. (“KBM”), in connection with a registration statement on Form F-10 and Form S-4 filed with the United States Securities and Exchange Commission (the “SEC”) on March 12, 2024 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933 of the offer to exchange all outstanding 6.250% Senior Notes due 2033 issued on July 5, 2023 for up to US$500,000,000 Aggregate Principal Amount of Registered 6.250% Senior Notes due 2033 (the “New Notes”) of Kinross Gold Corporation (“Kinross”), unconditionally guaranteed by certain subsidiaries of Kinross, including KBM (together, the “Guarantors”), pursuant to that certain Indenture dated as of August 22, 2011 among Kinross, as issuer, Wells Fargo Bank, National Association, as trustee, and several guarantors, including KBM, as supplemented by the First Supplemental Indenture, dated as of December 8, 2014, the Second Supplemental Indenture, dated as of September 1st, 2016, the Third Supplemental Indenture, dated as of March 25, 2022, and the Fourth Supplemental Indenture, dated as of June 6, 2023 (“Exchange Offer”).

2.            In this capacity, we have examined:

(i)            the Indenture, dated as of August 22, 2011, entered into by and among Kinross, as issuer, Wells Fargo Bank, National Association, as trustee, and several guarantors, including KBM (the “Original Indenture”);

(ii)            the First Supplemental Indenture, dated as of December 8, 2014, entered into by and among Kinross, Wells Fargo Bank, National Association, as trustee, and Compañia Minera Maricunga, as guarantor (the “First Supplemental Indenture”);

(iii)          the Second Supplemental Indenture, dated as of September 1st, 2016, entered into by and among Kinross, Wells Fargo Bank, National Association, as trustee, and several guarantors (the “Second Supplemental Indenture”);

(iv)            the Third Supplemental Indenture, dated as of March 25, 2022, entered into by and among Kinross, Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, and Great Bear Resources Ltd., as guarantor (the “Third Supplemental Indenture”);

(v)            the Fourth Supplemental Indenture, dated as of June 6, 2023, entered into by and among Issuer, Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, and Compañía Minera Mantos de Oro, as guarantor (the “Fourth Supplemental Indenture”, and, the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”);

(vi)            the Registration Statement;

(vii)            a form of guarantee (the “Guarantee”);

(viii)            the minutes of the General Shareholders’ Meeting of KBM held on December 20, 2023, and the bylaws of KBM;

(ix)            the minutes of the General Shareholders’ Meeting of KBM, held on June 21, 2023;

(x)            the minutes of the General Shareholders’ Meeting of KBM held on January 8, 2024; and

(xi)            the minutes of the General Shareholders' Meeting of KBM held on March 8, 2024; and

(xii)            other documents and information we deemed necessary in connection with the Exchange Offer.

3.            In such examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies; (iii) that where a document has been examined by us in a draft or unexecuted form, it will be or has been executed an/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (iv) that all documents have been validly authorized, executed and delivered by all of the parties thereto, other than KBM; (v) that there is no agreement or arrangement of any of the parties to the documents set out in paragraph 2 above which may modify, affect or supersede any of the terms thereof; (vi) that the performance thereof is within the capacity and powers of Kinross and other parties mentioned in paragraph 2 above, other than KBM; (vii) the validity of the documents set out in paragraph 2 above under any law other than the laws of the Federative Republic of Brazil (“Brazil”); (viii) that there is no provision of the law of any jurisdiction other than Brazil which has any implication in relation to the opinion expressed herein; and (ix) the validity and enforceability of the documents set out in paragraph 2 above under the laws of the State of New York or any other law other than the laws of Brazil and, insofar as any obligation incurred under any of the documents set out in paragraph 2 above is to be performed in or is otherwise subject to any jurisdiction outside Brazil, such performance will not be unlawful under the laws of that jurisdiction. We have relied, as to factual matters, on the documents we have examined.

4.            We are qualified to practice in Brazil, and the opinions stated herein relate only to the laws of Brazil as in force at the date hereof. We express no opinion as to any laws other than the laws of Brazil and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the United States of America or any laws other than the laws of Brazil as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

5.            Based upon the foregoing, and having regard for such legal considerations as we deem relevant and, subject to the qualifications set out below, we are of the opinion that:

(a)            KBM is a corporation (sociedade anônima), duly organized, validly existing and in good standing under the laws of Brazil;

(b)            KBM has full corporate power and authority to execute and deliver the Indenture and the Guarantee, to undertake and to perform the obligations expressed to be assumed by it therein;

(c)            the execution and delivery of the Indenture and the Guarantee and the performance by KBM of its obligations under the said documents do not contravene the organizational documents of KBM nor any law, decree, rule or regulation to which KBM is subject to in Brazil;

(d)            the Indenture has been duly authorized, executed and delivered by KBM and, assuming due authorization, execution and delivery by the other parties thereto and the legality and validity of the Indenture under New York State law, constitutes valid and legally binding obligations of KBM, enforceable against KBM in accordance with its terms;

(e)            the issuance of the Guarantee has been duly authorized and when duly executed and delivered by or on behalf of KBM, assuming (i) due authorization, execution and delivery by the other parties thereto and the legality and validity of the Indenture under New York State law and (ii) that the representative of KBM that will execute the Guarantee will have been duly appointed and vested with full powers to represent KBM in this context, will constitute valid and legally binding obligations of KBM, enforceable against KBM in accordance with its terms;

(f)            no authorization, approval or other action, except as provided in paragraph 6 of this opinion, is required under the Brazilian law or the organizational documents of KBM to (i) enable KBM to carry out its obligations under the Indenture and the Guarantee, and (ii) ensure that the obligations of KBM under the Indenture and the Guarantee are valid, legally binding and enforceable;

(g)            there are no stamp or registration duties or similar taxes or charges payable in respect of either the execution, delivery, performance or enforcement of the Indenture and the Guarantee in Brazil or to render it admissible in evidence, except for (i) the costs to be incurred in connection with the sworn translation and registration of relevant documentation in the registry of deeds and documents in Brazil; and (ii) for certain court costs and deposits to guarantee judgment which may be due, in the event that any suit is brought against KBM in Brazil, as further detailed in paragraph 6 of this opinion;

(h)            KBM, as well as its properties, assets and revenues, are not entitled to immunity from suit, execution, attachment or other legal process in Brazil, according to Brazilian law;

(i)            As there is no specific legal provision dealing with the imposition of withholding income tax on payments made by Brazilian sources to non-resident beneficiaries under guarantees and no uniform decision from the Brazilian courts, there is a risk that tax authorities will take the position that the funds remitted by KBM to the Non-Resident holders may be subject to the imposition of withholding income tax at a general 15% rate, or at a 25% rate, if the Non-Resident holder is located in a Low or Nil Tax Jurisdiction as further detailed below. Arguments exist to sustain that (a) payments made under the guarantee structure should be subject to imposition of withholding income tax according to the nature of the guaranteed payment, in which case only interest and fees should be subject to taxation at the rates of 15% or 25%, in cases of beneficiaries located in Low or Nil Tax Jurisdictions; or (b) that payments made under guarantee by Brazilian sources to non-resident beneficiaries should not be subject to the imposition of withholding income tax, to the extent that they should qualify as a credit transaction by the Brazilian party to the borrower. The imposition of withholding income tax under these circumstances has not been settled by the Brazilian courts. A Low or Nil Tax Jurisdiction is defined by Brazilian tax laws as a country in which income is either tax-exempt or subject to an income tax rate capped at 20% (or 17%, provided certain requirements set forth in Brazilian tax regulations are met) or where the laws of that country or location impose restrictions on the disclosure of (i) shareholding composition; or (ii) the ownership of the investment; or (iii) the beneficial ownership of income paid to non-resident persons; and specifically with respect to payments made by KBM under the New Notes, the settlement of exchange transactions for the outflow of funds will be subject to the IOF/Exchange tax at the general rate of 0.38%;

(j)            any judgment obtained in a U.S. federal or New York state court of competent jurisdiction sitting in New York city arising out of or in relation to the obligations of KBM under the Indenture and the Guarantee or the transactions contemplated thereby, including any judgment for a fixed or readily calculable sum of money, will be enforceable against KBM and/or each of the other parties to the Indenture and the Guarantee and will be recognized in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice; such confirmation shall be provided if the judgment fulfills the requirements described in paragraph 6(b) below;

(k)            any judgment against KBM in respect of the Indenture and the Guarantee that is obtained or enforced in a Brazilian court would be expressed in the Brazilian currency equivalent to the amount awarded in the specified currency at the exchange rate prevailing on the date that the payment is actually made, subject to the comments and qualifications indicated in paragraph 6(k) below;

(l)            the Indenture and the Guarantee are in proper legal form under the laws of Brazil and, upon compliance with the requirements indicated in paragraph 6(b) below, will be in proper legal form for enforcement against KBM in the courts of Brazil and it is not necessary, to ensure the legality, validity, enforceability or admissibility in evidence of the Indenture and the Guarantee in Brazil or any political subdivision thereof, that they be filed or recorded or enrolled with any court or other authority in Brazil or any political subdivision thereof or that any stamp, registration or similar tax be paid in Brazil or any political subdivision thereof;

(m)            the governing law clauses subjecting the Indenture and the Guarantee to the laws of the State of New York is a valid choice of law under the laws of Brazil; and

(n)            KBM has the legal capacity to sue and be sued in its own name under the laws of Brazil; the submission of KBM to the exclusive jurisdiction of any federal or state court sitting in the State of New York, County of New York is legal, valid and binding under the laws of Brazil, assuming validity under the laws of the State of New York.

6.            The foregoing opinions are subject to the following additional comments and qualifications:

(a)            notwithstanding the Indenture and the Guarantee being expressed to be governed by the laws of the State of New York, such laws will only be recognized and enforced in Brazil if they are not against Brazilian national sovereignty, public policy or dignity of the human person;

(b)            any judgment obtained in a U.S. federal or New York state court of competent jurisdiction sitting in New York city arising out of or in relation to the obligations of KBM under the Indenture, the Guarantee or the transactions contemplated thereby, including any judgment for a fixed or readily calculable sum of money, will be enforceable against KBM and/or each of the other parties to the Indenture and the Guarantee and will be recognized in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça); such confirmation shall be provided if the judgment: (i) fulfills all formalities required for its enforceability under the laws of the non-Brazilian courts; (ii) is rendered by a competent court after proper service of process on the parties, which service must comply with Brazilian Law if made in Brazil, or after sufficient evidence of the parties’ absence has been given, as required by applicable law; (iii) is not subject to appeal; (iv) is apostilled by a competent authority of the United States of America, which is a signatory of the Hague Convention of 5 October 1961 (“Apostille Convention”); (v) is translated into Portuguese by a certified translator; and (vi) does not violate Brazilian national sovereignty, public policy, or dignity of the human person (as provided for in Article 17 of Decree Law No. 4,657/42);

(c)            the principles of Brazilian law that govern the invalidity of the acts and obligations are considered principles of public order and cannot be altered or waived by the parties thereto; under Brazilian law, a guaranty is considered an ancillary obligation to the underlying obligation and the Brazilian Civil Code (Law No. 10.406, of January 10, 2002, as amended) establishes, in Article 184, that the invalidity of the principal obligation causes the invalidity of the ancillary obligation; therefore, a judgment obtained in a court outside Brazil against a guarantor aiming at the enforcement of a guaranty in respect of obligations declared void in a court of law applying the laws of the State of New York may not be confirmed by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça);

(d)            our opinions as to enforceability set forth in this opinion letter may be limited by (i) unavailability of specific performance and summary judgment (processo executivo); and (ii) bankruptcy, insolvency, fraudulent transfer, judicial and extrajudicial reorganization proceedings, moratorium, liquidation and other laws of general application relating to or affecting the rights of creditors. Under Brazilian law, the priority of claims against a bankrupt company in Brazil shall be determined by law and may not be freely modified by creditors or the debtor. Under Brazilian applicable bankruptcy laws, claims in bankruptcy shall be classified in the following order of priority: (A) claims related to employment, limited to 150 minimum wage per employee (claims for damages caused by accidents at work will be paid with the same priority without any cap limitation); (B) secured claims, up to the value of the secured asset; (C) tax and social security claims, except for tax penalties and credits arising from the judicial and extrajudicial reorganization proceedings; (D) claims enjoying special privilege; (E) claims enjoying general privilege; (F) ordinary claims, including also labor claims exceeding the amount indicated in item (A) above; (G) contractual penalties and monetary penalties for breach of criminal or administrative laws, including also tax penalties; (H) subordinated claims; and (I) interest accrued after the filing for bankruptcy. Claims for expenses incurred by the bankrupt estate, obligations resulting from acts validly performed either during judicial corporate restructuring or after bankruptcy, as well as tax claims due to triggering events occurred after bankruptcy, as well as post-petition credits or loans, goods or services granted to the debtor after the filing for judicial reorganization, shall have priority in payment over the aforesaid claims. The constitutionality of both the limitation to 150 minimum wage per employee under claims for employment (item (A) above) and the priority of obligations resulting from acts validly performed either during judicial corporate restructuring or after bankruptcy are currently under dispute before the Brazilian Federal Supreme Court, and no decision has been granted in connection with such lawsuit;

(e)            in the event that any suit is brought against KBM in Brazil, any plaintiff not resident in Brazil will be required to place a bond as security for court costs and for third party attorney’s fees if it does not possess any real property in Brazil, in accordance with Article 83 of the Brazilian Civil Procedure Code (Law No. 13.105, of March 16, 2015, as amended), except in case of collection claims based on an instrument (which do not include the notes issued hereunder) that may be enforced in Brazilian courts without the review of its merit (título executivo extrajudicial) or counterclaims as established under Article 83, §1°, II, of the Brazilian Civil Procedure Code;

(f)            any documents in foreign language (including, without limitation, documents relating to any foreign judgment) to be admitted in Brazilian courts or any other Brazilian public authority will have to be translated into the Portuguese language by a certified translator;

(g)            subject to paragraph 6(h) below with respect to any power of attorney or document appointing an agent for service of process in Brazil, to ensure the legality, validity, enforceability or admissibility in evidence of the Indenture and the Guarantee before Brazilian courts, either (i) (A) they and any related documents thereto in any foreign language must be translated into the Portuguese language by a certified translator, and (B) they and their related documents (together with the respective certified translation) must be registered with the registry of titles and deeds having jurisdiction over the place where the head office of KBM is located, which registration can be made at any time before judicial enforcement in Brazil; or (ii) (A) the signature, capacity and, where appropriate, the identity of the seal or stamp of such notary public must be apostilled by a competent authority of the State from which the document emanates according to the Apostille Convention, except for documents emanated from a State that is not a signatory of the Apostille Convention, which require notarization and the subsequent legalization (authentication) of the signature of such notary, and (B) they and any related documents thereto in any foreign language must be translated into the Portuguese language by a certified translator;

(h)            to ensure the legality, validity, enforceability or admissibility in evidence before Brazilian courts of any power of attorney or document appointing an agent for service of process in Brazil, if any, (i) the signature of the parties thereto signing in Brazil must be notarized by a notary public in Brazil, and (ii) the signatures of the parties thereto signing outside Brazil must be notarized by a notary public licensed to act as such under the laws of the place of signing and the signature, capacity and, where appropriate, the identity of the seal or stamp of such notary public must be apostilled by a competent authority of the State from which the document emanates according to the Apostille Convention, except for documents emanated from a State that is not a signatory to the Apostille Convention, which require notarization and the subsequent legalization (authentication) of the signature of such notary. Any document in foreign language must be translated into the Portuguese language by a certified translator and, if not apostilled by a competent authority according to the Apostille Convention, registered (together with the respective certified translation) with the appropriate registry of titles and deeds, which registration can be made at any time before judicial enforcement in Brazil;

(i)            in the event that any suit is brought against KBM in Brazil, certain court costs and deposits to guarantee judgement may be due, and service of process upon KBM must be effected in accordance with Brazilian law;

(j)            under Brazilian law, injunction relief is in the discretion of courts, and may not necessarily be granted;

(k)            any judgment obtained against KBM in the courts of Brazil in respect of any sum payable by such party under the Indenture and/or the Guarantee will be expressed in the Brazilian currency equivalent to the foreign currency amount awarded. Accordingly, in case of bankruptcy, all credits denominated in foreign currency shall be converted into Brazilian currency at the prevailing rate on the date of declaration of bankruptcy by the judge. In any case, further registry with the Central Bank may be required for the conversion of such Brazilian currency-denominated amount into foreign currency and for its remittance abroad;

(l)            this opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matters in connection with the Indenture and/or the Guarantee or the transactions or documents referred to therein; and

(m)            in rendering the opinion set forth herein, we note that any conclusion on any particular issue is not a guaranty or prediction of what a court would hold but, rather, sets forth our conclusions as to what would or should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

7.            This opinion is issued solely for the benefit of Kinross Gold Corporation in connection with the filing of the Registration Statement with the SEC and may not be relied upon by any person other than Kinross Gold Corporation and the law firm of Sullivan & Cromwell LLP for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

8.            This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter.

9.            This letter will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

10.            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes and Guarantees” in the prospectus that forms part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1993 or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

Pinheiro Neto Advogados

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